EXHIBIT 10.43

Proposed Board Compensation Schedule to be effective January 1, 2006
Board Retainer - all members		$100,000
Additional Retainers:
-	Committee Retainer - Lead Director	$30,000
-	Committee Retainer - Audit Chair	$25,000
-	Committee Retainer - Comp Chair	$20,000
-	Committee Retainer - Other Chair	$15,000
-	Committee Retainer - PLIC Policyholder Chair	$7,500
-	Committee Retainer - Audit Non-Chair	$5,000
-	Committee Retainer - Comp Non-Chair	$2,500
All Retainers to be paid 50/50 cash/RSUs